Exhibit 99.1

Press Release	Source: Global ePoint, Inc.

Global ePoint Signs Agreement for Additional Equity Financing

Wednesday May 24, 7:13 am ET

CITY OF INDUSTRY, Calif.—(BUSINESS WIRE)—May 24, 2006—Global ePoint, Inc. (Nasdaq: GEPT - News), a leading manufacturer of security technologies for the aviation, law enforcement, government, and commercial / industrial markets, announced today that it has entered into agreements to receive approximately $8.2 million from certain institutional and other accredited investors as a result of (i) an amendment with certain of its existing warrant holders to exercise all of their existing warrants to purchase up to 1,095,815 shares of common stock under the terms of such warrants and (ii) the sale of units consisting of shares of its Series E convertible preferred stock and warrants to purchase shares of its common stock for aggregate gross proceeds of approximately $3.8 million. The placement is expected to fund on May 24. At the same time, the investors have agreed to convert all 114,000 shares of Series D Preferred Stock into the Company’s common stock.

About Global ePoint

Global ePoint designs, manufactures, sells and distributes digital video surveillance systems for the law enforcement, military, aviation and homeland security markets. On the cutting edge of digital technology, Global ePoint is developing new compression technologies and next-generation, secure network digital video systems and servers for a wide range of new markets, concentrating primarily on security and homeland defense applications. The Company also manufactures customized computing systems for industrial, business and consumer markets, as well as other specialized electronic products and systems. Complete vertical integration — from design and manufacturing to sales and distribution — allows the Company to capture efficiencies and maintain cost advantages in these growing markets, particularly homeland security. For more information, please visit www.globalepoint.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, Global ePoint’s ability to obtain approval of financing transactions by the Nasdaq Capital Market and, if necessary, the Company’s shareholders. For a discussion of these and other factors that may cause actual events or results to differ from those projected, please refer to the Company’s most recent annual report on Form 10-KSB and quarterly reports on Form 10-QSB, as well as other subsequent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

Contact:
Global ePoint, Inc.
John Price, 909-839-1700 jprice@globalepoint.com or
CEOcast, Inc. for Global ePoint
Andrew Hellman, 212-732-4300

Source: Global ePoint, Inc.